PROSPECTUS

                           TITAN PHARMACEUTICALS, INC.

      This Prospectus relates to the offer and resale by Hoechst Marion Roussel, Inc. (the "Selling Stockholder") of 594,595 shares (the "Shares") of common stock, $.001 par value (the "Common Stock") of Titan Pharmaceuticals, Inc. (the "Company").

      The Company is obligated under certain circumstances, upon the request of the Selling Stockholder, to pay the Selling Stockholder, in cash, the difference between (i) $5,500,000 and (ii) the net proceeds received by the Selling Stockholder from the sale of Shares. See "Selling Stockholder."


      The Selling Stockholder is obligated to sell the Shares through a broker-dealer designated by the Company. The Company has designated Everen Securities, Inc. ("Everen"), which firm has advised that it intends to use its best efforts to place the Shares primarily with institutional investors. Subject to the foregoing, the Shares may be offered by the Selling Stockholder through Everen from time to time in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder and Everen may effect such transactions by selling the Shares to or through other broker-dealers, and Everen and such other broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of the Shares for whom they act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholder" and "Plan of Distribution."


      The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. The Company has agreed to bear certain expenses (other than fees and expenses, if any, of counsel or other advisors to the Selling Stockholder) in connection with the registration and sale of the Shares. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Act").


      The Company's Units, Common Stock and Class A Warrants are traded on The Nasdaq SmallCap Market ("Nasdaq") under the symbols TTNPU, TTNP, and TTNPW, respectively. On January 15, 1998, the closing prices of the Units, Common Stock and Warrants were $5.50, $4.56 and $1.00, respectively.


                                   ----------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK
                          FACTORS" BEGINNING ON PAGE 5.

                                   ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is January 16, 1998

                              AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. a Registration Statement on Form S-3 under the Securities Act of 1993, as amended (the "Act") covering the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company is an electronic filer, and the Commission maintains a web site that contains reports, proxy and information statements and other information regarding the Company at www.sec.gov./edgar.html.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission (File No. 0-27436) pursuant to the Exchange Act are incorporated herein by reference:

1.    The  Company's  Annual  Report on Form  10-KSB for the  fiscal  year ended
      December  31,  1996,   including   any   documents  or  portions   thereof
      incorporated by reference therein;

2. The Company's Current Report on Form 8-K filed with the Commission on January 15, 1997;

3. The Company's Quarterly Report on Form 10-QSB for the period ended March 31, 1997;

4. The Company's Current Report on Form 8-K filed with the Commission on May 30, 1997;

5. The Company's Current Report on Form 8-K filed with the Commission on June 10, 1997;

6.    The Company's definitive Proxy Statement dated June 25, 1997;

7. The Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1997;

8. The Company's Current Report on Form 8-K filed with the Commission on July 18, 1997;

9. The Company's Quarterly Report on Form 10-QSB for the period ended September 30, 1997;

10. The Company's Current Report on Form 8-K filed with the Commission on November 21, 1997;

11. The Company's Registration Statement on Form 8-A declared effective on January 18, 1996, registering the Common Stock and Class A Warrants under the Exchange Act; and

12. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering.

      Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Requests for such documents should be directed to the Company, 400 Oyster Point Boulevard, South San Francisco, California 94080, Attention: Chief Financial Officer, telephone (415) 244-4990.

                               PROSPECTUS SUMMARY


      This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements due to, among other factors, the results of ongoing research and development activities, pre-clinical and clinical testing, financing and strategic agreements and relationships; and those factors discussed in the Section entitled "Risk Factors," as well as those factors described elsewhere herein and in any documents actually or deemed to be incorporated herein.


      Titan  Pharmaceuticals,  Inc.  ("Titan") is engaged in the  development of therapeutic products for the treatment of cancer, disorders of the central nervous system and other serious and life-threatening diseases. Titan's products utilize core technologies, including molecular therapy, cell therapy and gene therapy. Titan's strategy is to develop the products in its current portfolio, while actively seeking to acquire additional complementary therapeutic technologies and products.

      In January 1997, Titan obtained an exclusive worldwide license from Hoechst Marion Roussel, Inc. ("Hoechst") to Iloperidone, an "atypical" antipsychotic agent in development for the treatment of schizophrenia and related disorders. Iloperidone has been evaluated in Phase I and II human clinical trials and is set to enter Phase III clinical trials. In November 1997, Titan entered into an agreement (the" Sublicense Agreement") with Novartis Pharma AG ("Novartis") pursuant to which Novartis was granted a sublicense for the worldwide (with the exception of Japan) development, manufacturing and marketing of Iloperidone. Pursuant to the Sublicense Agreement, Novartis paid Titan $18 million in license fees and reimbursement of research and development expenses and made a $5 million equity investment in Titan, and is required to make additional milestone and royalty payments to Titan.

      Titan's product pipeline includes three potential cancer vaccines utilizing anti-idiotypic antibody technology which have demonstrated the ability to generate an immune response against antigens associated with most adenocarcinomas (such as colon, gastrointestinal and non-small cell lung cancer), breast cancer, small cell lung cancer, ovarian cancer and melanoma: Cea Vac, TriGem and TriAB have all completed Phase I clinical trials in various cancer types and Phase II/III studies are planned for 1998.

      Two additional cancer products in Titan's portfolio are MDRx1, a gene therapy product which has completed Phase I testing in ovarian and breast cancer patients at M.D. Anderson Cancer Center in Houston, and Pivanex Injection, a product which has demonstrated encouraging results in an ongoing Phase I study. Titan's portfolio also includes additional potential cancer therapeutics, as well as two platform technologies and two potential products relating to the treatment of central nervous system ("CNS") diseases, which are all in the preclinical development stage.

      A portion of Titan's operations are currently conducted through three entities (the "Operating Companies"). Ingenex, Inc. ("Ingenex"), a company engaged in the development of proprietary gene-based therapies; ProNeura, Inc., ("ProNeura"), a company engaged in research and development activities relating to a polymeric implantable drug delivery technology; and Theracell, Inc. ("Theracell"), a company engaged in the development of cell-based therapeutics intended for the restorative treatment of neurological diseases and central nervous system disorders. In November 1997, Ansan Pharmaceuticals, Inc.
("Ansan"), a former Operating Company, completed a merger which resulted in Titan divesting itself of its equity interest in Ansan in exchange for the rights to Pivanex Injection and the repayment of outstanding indebtedness to Titan.

      References to the Company include the Operating Companies unless the context requires otherwise. Titan was incorporated in Delaware in February 1992. Titan's executive offices are located at 400 Oyster Point Blvd., Suite 505, South San Francisco, California 94080, and its telephone number is (415) 244-4990.

                                  RISK FACTORS


      The Shares offered hereby are speculative in nature and an investment in the Shares offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating whether to purchase the Shares offered hereby.

      History of Operating Losses; Need for Additional Financing. The Company has experienced substantial operating losses since its inception in July 1991. As of September 30, 1997, the Company's accumulated deficit was approximately $56.9 million. Such losses have been principally the result of the various costs associated with research and development activities and the Company's provision of financial, administrative, regulatory and management services to the Operating Companies. At December 15, 1997 the Company had working capital of approximately $25.5 million and believes that available funds will enable it to fund its operations for at least 18-24 months. The Company will be required to seek substantial additional financing to commercialize any products that it may successfully develop. The Company has no bank lines of credit and there can be no assurance that the Company will be able to obtain any needed additional financing on commercially reasonable terms.


      Early Stage of Development of Proposed Products. The Company's proposed products are at various stages of development and will require significant further research, development, testing and regulatory clearances prior to commercialization. There can be no assurance that any proposed products will be successfully developed, prove to be safe and efficacious, receive requisite regulatory approvals, demonstrate substantial therapeutic benefits in the treatment of any disease or condition, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed. Accordingly, the Company must be evaluated in light of the expenses, delays, uncertainties and complications typically encountered by newly established biopharmaceutical businesses, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated problems relating to product development, testing, regulatory compliance, manufacturing, marketing and competition, and additional costs and expenses that may exceed current estimates. There can be no assurance that the Company will successfully develop and commercialize any products or ever achieve profitable operations.

      Government Regulation. The research, preclinical development, clinical trials, product manufacturing and marketing to be conducted by or on behalf of the Company are subject to regulation by the FDA and similar health authorities in foreign countries. FDA approval of products, as well as the manufacturing processes and facilities, if any, used to produce such products, will be required before such products may be commercialized in the United States. The process of obtaining approvals from the FDA is costly, time consuming and often subject to unanticipated delays. There can be no assurance that approvals of any of the proposed products, processes or facilities will be granted on a timely basis, if at all. Even if regulatory approval is granted, such approval may include significant limitations on indicated uses for which any such products could be marketed. Further, even if such regulatory approvals are obtained, a marketed drug and its manufacturer are subject to continued review, and later discovery of previously unknown problems may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. New government regulations in the United States or foreign countries also may be established that could delay or prevent regulatory approval of products under development. Further, because gene therapy is a relatively new technology and has not been extensively tested in humans, the regulatory requirements governing gene therapy products are uncertain and may be subject to substantial further review by various regulatory authorities in the United States and abroad. This uncertainty may result in extensive delays in initiating clinical trials and in the regulatory approval process for Ingenex. Regulatory requirements ultimately imposed could have a material adverse effect upon the business of Ingenex and, ultimately, the Company. Failure by the Company to obtain regulatory approval of its proposed products, processes or facilities could have a material adverse effect on its business, financial condition and results of operations. The proposed products under development may also be subject to certain other federal, state and local government regulations, including, but not limited to, the Federal Food, Drug and Cosmetic Act, the Environmental Protection Act, the Occupational Safety and Health Act, and state, local and foreign counterparts to certain of such acts.

      Reliance on Patents and Other Proprietary Rights. The Company's success will depend, in part, on its ability, and the ability of the Operating Companies and their licensor(s), to obtain protection for their products and technologies under United States and foreign patent laws, to preserve their trade secrets, and to operate without infringing the proprietary rights of third parties. The Company has obtained rights to certain patents and patent applications and may, in the future, seek rights from third parties to additional patents and patent applications.

There can be no assurance that patent applications relating to potential products or technologies, including those licensed from others, or that the Company may license in the future, will result in patents being issued, that any issued patents will afford adequate protection or not be challenged, invalidated, infringed, or circumvented, or that any rights granted thereunder will afford competitive advantages to the Company. Furthermore, there can be no assurance that others have not independently developed, or will not independently develop, similar products and/or technologies, duplicate any of the Company's products or technologies, or, if patents are issued to, or licensed by, the Company, design around such patents.

      There can be no assurance that the validity of any of the patents licensed to the Company would be upheld if challenged by others in litigation or that the Company's activities would not infringe patents owned by others. The Company could incur substantial costs in defending itself and/or the Operating Companies in suits brought against them or any of their licensors, or in suits in which the Company may assert, against others, patents in which the Company has rights. Should the Company's products or technologies be found to infringe patents issued to third parties, the manufacture, use, and sale of such products could be enjoined and the Company could be required to pay substantial damages. In addition, the Company may be required to obtain licenses to patents or other proprietary rights of third parties, in connection with the development and use of their products and technologies. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on acceptable terms, if at all.

      Titan also relies on trade secrets and proprietary know-how, which it seeks to protect, in part, by confidentiality agreements with employees, consultants, advisors, and others. There can be no assurance that such employees, consultants, advisors, or others, will maintain the confidentiality of such trade secrets or proprietary information, or that the trade secrets or proprietary know-how of the Company will not otherwise become known or be independently developed by competitors in such a manner that the Company will have no practical recourse.

      Titan is aware of an issued United States patent (as well as corresponding patents and patent applications in foreign countries) relating to multidrug resistance in mammalian cells. This patent claims substantially the same subject matter as is claimed by certain issued United States patents that have been licensed by Ingenex. The Company is also aware of an issued United States patent, relating to ex vivo gene therapy. The Company believes that this patent claims subject matter that relates to any gene therapeutic developed by Ingenex to the extent that the introduction of the gene into the subject's cells is performed ex vivo. Thus, it may be necessary for Ingenex to obtain a license under either or both of such patents to pursue commercialization of its proposed gene therapy products utilizing the MDR1 gene or ex vivo therapies, as applicable. There can be no assurance that Ingenex will be able to obtain such licenses or that such licenses, if available, can be obtained on terms acceptable to Ingenex. Failure of Ingenex to obtain such licenses could have a material adverse effect on the business, financial condition and results of operations of Ingenex and the Company. Ingenex has received notice that three companies are opposing the grant of a European patent which has claims directed to the human MDR1 gene and gene fragments.

      Competition and Technological Change. Competition in the pharmaceutical and biotechnology industries is intense and is expected to increase. The Company will face competition from numerous companies that currently market, or are developing, products for the treatment of diseases and disorders targeted by the Company. Many of these entities have significantly greater research and development capabilities, experience in obtaining regulatory approvals and manufacturing, marketing, financial and managerial resources than the Company. Acquisitions of or investments in competing biotechnology companies by large pharmaceuticals companies could enhance such competitors' financial, marketing and other resources. The Company also competes with universities and other research institutions in the development of products, technologies and processes. There can be no assurance that competitors of the Company will not succeed in developing technologies or products that are more effective than the Company or that will render the Company's products or technologies noncompetitive or obsolete. In addition, certain of such competitors may achieve product commercialization or patent protection earlier than the Company.

      Dependence Upon Key Collaborative Relationships and License and Sponsored Research Agreements. The Company relies significantly on the resources of third parties to conduct research and development. The Company's success will depend, in part, on its ability and the ability of the Operating Companies to maintain existing collaborative relationships and to develop new collaborative relationships with third parties. There can be no assurance that the Company will be successful in maintaining its existing collaborative arrangements or that any collaborative arrangements will lead to the successful commercialization of products.

      The license agreements relating to the in-licensing of technology that have been or may in the future be entered into by the Company or the Operating Companies typically require the payment of an up-front license fee and royalties based on sales of licensed products and processes under the license and any sublicense with minimum annual royalties, the use of due diligence in developing and bringing products to market, the achievement of funding milestones and, in some cases, the grant of stock to the licensor. The sponsored research agreements that have been or may in the future be entered into by generally require periodic payments on an annual or quarterly basis. Some agreements also may require funding or production facilities relating to clinical research. Failure to meet financial or other obligations under either license agreements or sponsored research agreements in a timely manner, the rights to proprietary technology or the right to have the applicable university or institution conduct research and development efforts could be lost.

      Dependence on Third Parties for Manufacturing and Marketing Activities. To date, the Company has not introduced any products on the commercial market. To conduct human clinical trials and ultimately to gain market acceptance, the products under development must be manufactured in compliance with regulatory requirements and at acceptable costs. It is not expected that the Company will have the resources in the foreseeable future to allocate to the manufacture or direct marketing of any proposed products and, therefore, it is intended that collaborative arrangements be pursued regarding the manufacture and marketing of any products that may be successfully developed. There can also be no assurance that additional collaborative arrangements to manufacture or market any proposed products will be entered into or, in lieu thereof, that any manufacturing operations can be successfully established or that any sales force can be successfully implemented.

      Dependence on Key Personnel. The Company is highly dependent on the services of Dr. Louis R. Bucalo, President and Chief Executive Officer, as well as the other principal members of management and scientific staff of the Company and the Operating Companies. The loss of one or more of such individuals could substantially impair ongoing research and development programs and the Company's ability to obtain additional financing. The future success of the Company depends in large part upon its ability and that of the Operating Companies to attract and retain highly qualified personnel. This intense competition for such highly qualified personnel from other pharmaceutical and biotechnology companies, as well as universities and nonprofit research organizations, and may have to pay higher salaries to attract and retain such personnel. There can be no assurance that sufficient qualified personnel can be hired on a timely basis or retained. The loss of such key personnel or failure to recruit additional key personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

      Shares Eligible for Future Sale. Future sales of the Company's Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act, pursuant to an effective registration statement or otherwise, could have an adverse effect on the price of the Company's securities.

                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholder.

                                 DIVIDEND POLICY

      The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain all earnings, if any, for use in the expansion of the Company's business. The declaration and payment of future dividends, if any, will be at the sole discretion of the Board of Directors and will depend upon the Company's profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by the Board of Directors.

                               SELLING STOCKHOLDER

      In January 1997, the Company issued the Shares to the Selling Stockholder in connection with entering into a worldwide exclusive license agreement for the antipsychotic agent, Iloperidone (the "HMR Agreement"). Pursuant to the HMR Agreement, the Company agreed, at the request of the Selling Stockholder, to register the Shares under the Act to permit public secondary trading of the Shares.The HMR Agreement obligates the Company, upon the request of the Selling Stockholder, to pay the Selling Stockholder, in cash, the difference between (i) $5,500,000 and (ii) the net proceeds received by the Selling Stockholder from the sale of Shares within 10 days of receipt of written notice from the Selling Stockholder. Notice is required to be provided upon the earlier of (i) completion of the sale of the Shares or (ii) 120 days after the effective date of the registration statement on Form S-3 (the "Registration Statement") of which this Prospectus forms a part. The Selling Stockholder has notified the Company that it intends to make such a request for payment at the appropriate time. Any Shares remaining unsold pursuant to this Prospectus will be surrendered to the Company.
      The Company has agreed to bear certain expenses (other than fees and expenses, if any, of counsel to the Selling Stockholder) in connection with the registration and sale of the Shares being offered by the Selling Stockholder.
See "Plan of Distribution." The Company has agreed to prepare and file such amendments and supplements to the Registration Statement and Prospectus as may be necessary to keep the Registration Statement effective as provided for in the HMR Agreement.

      The  following  table  sets  forth  certain   information   regarding  the
beneficial ownership of Common Stock by the Selling Stockholder and as adjusted to give effect to the sale of the Shares offered hereby.

                                                       Percentage
                                   Number of Shares     Ownership     Number of
                                  Beneficially Owned    Prior to    Shares Being
Selling Stockholder(1)           Prior to Offering(2)    Offering    Offered(2)
----------------------           --------------------    --------    ----------
Hoechst Marion Roussel, Inc.            594,595            4 43%       594,595

(1) The address of such stockholder is 10236 Marion Park Drive, Dock 6, Kansas City, Missouri 64137.

                              PLAN OF DISTRIBUTION


      Pursuant to the HMR Agreement, the Selling Stockholder is obligated to sell the Shares through a broker-dealer designated by the Company. The Company has designated Everen Securities, Inc. as the broker-dealer to effectuate such sales.

      Everen has advised that it intends to use its best efforts to place the Shares primarily with institutional investors. Subject to the foregoing, the Selling Stockholder may sell Shares through Everen from time to time in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder and Everen may effect such transactions by selling the Shares to or through other broker-dealers, and Everen and such other broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of the Shares for whom they act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

      The Selling Stockholder, Everen and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Act.


      The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including certain liabilities under the Act.

                                  LEGAL MATTERS

      The validity of the securities offered hereby have been passed upon for the Company by Bachner, Tally, Polevoy & Misher LLP, New York, New York.

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      No  dealer,  salesman  or other  person  has been  authorized  to give any information or to make any representations, other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer, or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein contained is correct as of any time subsequent to the date of this Prospectus.

                                   ----------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information.......................................................  2
Incorporation of Certain Documents by Reference.............................  2
Prospectus Summary..........................................................  4
Risk Factors................................................................  5
Use of Proceeds.............................................................  9
Dividend Policy.............................................................  9
Selling Stockholder......................................................... 10
Plan of Distribution........................................................ 10
Legal Matters............................................................... 11

                                   ----------

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                           TITAN PHARMACEUTICALS, INC.


                                   PROSPECTUS



                                January 16, 1998


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